Exhibit 10.30
[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

Private & Confidential
Addressee only

Dan Taylor
[***]

11 November 2024

Dear Dan,

I am delighted to confirm your appointment to the role of Chief Executive Officer, Flutter International. In agreement with the Compensation & Human Resources Committee (the Committee) we are updating your compensation package. This letter also confirms certain modifications to your existing employment terms, all of which will be effective 1 January 2025. A summary of the changes now documented in this letter were set out in a term sheet shared with you.

Change of employer
Your employment will be transferred from Halfords Media (UK) Ltd to Flutter Entertainment UK Limited (the Company). Your terms and conditions as set out in your Employment Contract, dated 14 July 2020, shall remain in full force and effect, other than as amended by this letter.

Compensation package
The following compensation package will be effective from 1 January 2025:

a)Your Base Salary will be £800,000 per annum (gross), payable in arrears in twelve equal monthly instalments. Your next eligibility for a salary review as part of the Flutter Compensation Review process will be in 2026.

b)You will continue to be based at Flutter’s London office. You agree to regular travel to fulfil the duties of your role.

c)You will be eligible to participate in the discretionary annual cash bonus plan subject to the satisfaction and achievement of performance targets, which will be set on an annual basis by the Committee. Your annual bonus target will be 100% of your Base Salary for achievement of target performance, with a maximum opportunity of 200% of your Base Salary for achievement of maximum performance.

Any benefit awarded under the annual bonus plan is entirely at the Company's discretion and is dependent on the company bonus plan rules in place at the time. You will only be eligible to receive a discretionary bonus if you are in the Company’s employment at the date of payment and have not given or received notice to terminate your employment. You have no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year. The Company has the right to withdraw or vary the bonus at any time.

Flutter Entertainment plc is a public company limited by shares
Corporate Headquarters: 300 Park Avenue South, New York, NY 10010, United States
www.flutter.com
Directors: J. Bryant (Chair) (U.S.), P. Jackson (Chief Executive Officer) (U.K.), N. Cruickshank (U.K.), N. Dubuc (U.S.), A.F. Hurley (U.S.), H. Keller Koeppel (U.S.), C. Lennon, A. Rafiq (U.S.)
    Registered in Dublin, Ireland no. 16956
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland

When calculating your discretionary bonus entitlement for the year the actual Base Salary received in the year will be used, capturing any Base Salary movement during the year.

There will be no share deferral on bonuses payable under the annual bonus plan including for the bonus period ending 31 December 2024. Any bonus payable will therefore be paid fully in cash and will be paid to you via the Company's payroll, less statutory deductions for income tax and National Insurance contributions.

d)You will be eligible to participate in the Company’s discretionary restricted share unit (RSU) and performance share unit (PSU) long term incentive plans. The terms upon which any RSU and PSU awards are granted to you shall be subject to the rules of the relevant plan and your agreement to be bound by the rules and any performance conditions applicable to the RSU and PSU awards as determined and set by the Committee, in its discretion. You have no contractual entitlement to receive an RSU or PSU award (or equivalent). An award in any year does not give rise to any obligation on the Company to make an award in any subsequent year. The grant of the RSU and PSU awards, in any given year, is subject to your continued employment (and not being under notice of termination, for any reason) on the proposed date of grant.
Your discretionary 2025 long-term incentive opportunity will consist of a grant of restricted share units with a grant date fair value equal to 125% of Base Salary and a grant of performance share units with a grant date fair value of 250% of Base Salary at target and 500% of Base Salary at maximum.

Subject to your continued employment, your 2025 RSUs will vest in three equal tranches over 3 years with 1/3rd vesting on each of 1 September 2026, 1 September 2027 and 1 September 2028.

Your 2025 PSUs will cliff vest on 1 September 2028 subject to your continued employment and the achievement of the associated performance targets which will be confirmed separately around the time of grant.
e)In respect of Tranche 2 of the International Incentive Plan, the Committee has agreed to forecast the outturn of the plan as at the end of 2024.  This forecasted outturn will be communicated to you in around March 2025.  The Committee reserves the right to assess, prior to the vesting date, whether any significant external shocks have materially impacted the forecasted valuation.  If any adjustment to the forecasted outturn is agreed upon by the Committee as a result of any such shocks, you will be notified prior to the vesting date. The vesting date of 2 March 2026 remains unchanged.

f)Your shareholding requirement will be increased to 300% of Base Salary. You will have five years from 1 January 2025 to build up the additional 200% requirement. You will be required to retain a minimum of 50% of any post-tax vested awards until this shareholding requirement has been met.

g)Your pension contribution from the Company will reduce from 10% of Base Salary to 9% of Base Salary. This can be paid into the Company pension scheme or paid to you as a cash supplement (subject to the usual statutory deductions). As at the date of this letter you are paid a cash supplement, which will continue unless you instruct us otherwise.

Non-compete
The list of companies set out in Clause 20.2.2 of your Employment Contract is replaced in its entirety as follows:

[***]

The Company may update this list from time to time prior to termination of your employment with the Group, acting always reasonably and in good faith. Any such updates will be notified to you.

Clause 20.2.4 of your Employment Contract is amended such that the reference to “£40,000” shall be read as “£70,000” or local equivalent.

Taxes
Should “protective” filings in the US be required to protect you from US taxes on your employment-related income, Flutter will take the necessary steps to implement these. Should the Company require any information from you in order to make these filings, you are required to provide such information within a reasonable timeframe.

Miscellaneous
Capitalised terms not defined herein have the meanings given to them in the Employment Contract (as defined above).

Save as modified above, the terms of your Employment Contract remain in full force and effect.

This deed and all non-contractual or other obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.

Nothing in this letter or your Employment Contract will prevent or impede you from engaging in protected activity under law, including but not limited to making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 (whistleblowing); providing information as a whistleblower to the United States Securities and Exchange Commission (SEC) about a possible securities law violation; initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information or making disclosures that have been authorised by the Company or are required by law or by your employment. You do not need the prior authorisation of the Company to make any whistleblowing reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

By signing this letter, you acknowledge and understand that your personal data may be shared with the Company's immigration and tax advisers from time to time for the purpose of providing any necessary tax and/or immigration support in relation to your employment. Such data sharing will be conducted in compliance with the General Data Protection Regulation ((EU) 2016/679) (UK GDPR) and any other applicable data protection laws and will be limited to the information required to perform these services.

Congratulations on the appointment to your new role. This is an exciting new phase for Flutter and we look forward to continue working with you through this exciting period.

Please do not hesitate to contact us if you have any questions regarding the content of this letter. Otherwise, please confirm your agreement to the terms by completing the DocuSign process at your earliest convenience.

IN WITNESS whereof this letter has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Halfords Media (UK) Ltd

Signature of Director / Signatory
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Executed as a deed by Flutter Entertainment UK Limited

Signature of Director / Signatory
Name of Director / Signatory
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Occupation of Witness

Signed as a deed by ) Dan Taylor ) in the presence of )

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